Exhibit 4.2

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT, dated as of [                , 2003] (this “Agreement”), is entered into by and between ACCLAIM ENTERTAINMENT INC., a Delaware corporation (the “Company”), and those persons named on Schedule 1 hereto (together, the “Purchasers”).

RECITALS:

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemptions from registration provided by Regulation D (“Regulation D”) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(2) of the Securities Act; and

WHEREAS, the Purchasers wish to purchase from the Company, and the Company wishes to issue and sell to the Purchasers, for an aggregate purchase price of $                     (the “Purchase Price”), upon the terms and conditions set forth in this Agreement, a total of                      shares (the “Shares”) of the Company’s common stock, par value $.02 per share (the “Common Stock”) and warrants (the “Warrants”) to purchase of a total of                      shares of Common Stock; and

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, the parties hereto are also entering into, of even date herewith, a registration rights agreement (the “Registration Rights Agreement”) and a warrant agreement (the “Warrant Agreement”). This Agreement, together with the Registration Rights Agreement and the Warrant Agreement are hereinafter collectively referred to as the “Transaction Documents”; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENTS:

1.    AGREEMENT TO PURCHASE; CLOSING

(a) Purchase of Shares. Subject to the terms and conditions set forth herein, the Company hereby agrees to issue and sell to each of the Purchasers, and each Purchaser hereby agrees to purchase from the Company for the Purchase Price, such number of Shares and Warrants at the Closing (as such term is defined in Section 1(b) hereof) as is listed opposite the name of such Purchaser on Schedule 1 hereto.

(b) Closing. The closing (the “Closing”) of the purchase and sale of the Shares will take place at the offices of the Company, One Acclaim Plaza, Glen Cove, New York 11542 on                     , 2003, or at such other place and time as may be mutually agreed by the Purchasers and the Company. The date of the Closing is referred to herein as the “Closing Date.” At the Closing, the Company will deliver to the Purchasers the applicable Shares and Warrants purchased as set forth on Schedule 1 hereto, in exchange for payment by the Purchasers of the Purchase Price, by wire transfer of immediately available funds payable to the Company. The Shares and the Warrants shall be registered in each Purchaser’s name or the name of its nominee(s) in such denominations as the Purchasers shall request pursuant to instructions delivered to the Company prior to the Closing.

2.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS; ACCESS TO INFORMATION; INDEPENDENT INVESTIGATION

Each of the Purchasers severally represents and warrants to the Company as follows:

(a) Accredited Investors. Such Purchaser is: (i) experienced in making investments of the kind contemplated by this Agreement; (ii) able, by reason of business and financial experience, to protect its own interests in connection with the transactions contemplated by this Agreement; (iii) able to afford the entire loss of its investment in the Shares and the Warrants; (iv) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D; and (v) not a broker-dealer or an affiliate of a broker-dealer as such terms are defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) No Public Distribution. Such Purchaser is acquiring the Shares and the Warrants for its own account, for investment purposes only, and not with a present view towards the public sale or distribution thereof, except pursuant to a sale or sales that are registered under the Securities Act. Purchaser has not been organized for the purpose of investing in securities of the Company, although such investment is consistent with its purposes.

(c) Subsequent offers and Sales. All subsequent offers and sales of the Shares, and/or the shares of Common Stock underlying the Warrants, by such Purchaser shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration; with any offers and sales which are being made pursuant to an applicable exemption from registration being accompanied by a legal opinion obtained by the selling Purchaser, which legal opinion being satisfactory to the Company and the Company’s legal counsel.

(d) Accuracy of Purchaser’s Representations and Warranties. Such Purchaser understands that the Shares and Warrants are being offered and sold to it in reliance upon exemptions from the registration requirements of the United States federal securities laws, and that the Company is relying upon the truth and accuracy of such Purchaser’s representations and warranties contained in the Transaction Documents and any ancillary documents thereto, as applicable, and such Purchaser’s compliance with the Transaction Documents and any ancillary documents thereto, in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares and the Warrants in accordance with the terms and provisions of the Transaction Documents.

(e) Public Filings. Such Purchaser: (i) has been provided with all requested information concerning the business of the Company, including, without limitation, the Company’s Annual Report on Form 10-K for the period ended March 31, 2003, Quarterly Report on Form 10-Q for the period ended March 31, 2003; all prior quarterly and annual reports of the Company as has been requested by the Purchaser; and (ii) has had all requested access to the management of the Company and has had the opportunity to ask questions of the management of the Company.

(f) Capacity and Authority. Such Purchaser has the requisite capacity and authority to execute, deliver and perform each of the Transaction Documents and any an all ancillary documents thereto and to consummate the transactions contemplated thereby. Each of the Transaction Documents have been duly executed and delivered by the Purchaser and is a valid and binding obligation of each of the Purchasers, enforceable against each of the Purchasers in accordance with their terms.

(g) Due Execution. This Agreement and the other Transaction Documents, and any ancillary documents thereto and the transactions contemplated hereby and thereby have been duly and validly authorized by the Purchaser and such agreements, when executed and delivered by each of the other parties thereto will each be a valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except to the extent that enforcement of such agreements may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity.

(h) Brokers. The Purchasers have not employed, engaged or retained, or otherwise incurred any liability to, any person as a broker, finder, agent or other intermediary in connection with the transactions contemplated herein.

3.    REPRESENTATIONS OF THE COMPANY

The Company represents and warrants to each of the Purchasers that:

(a) Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of the Company’s subsidiaries is a corporation duly organized and validly existing under the laws of its respective jurisdiction of incorporation. Each of the Company and its subsidiaries is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect on the Company (as hereinafter defined). All of the outstanding capital stock of the Company’s subsidiaries is owned either directly or indirectly by the Company. The Company and its subsidiaries have all requisite corporate power and authority, and hold all licenses, permits and other required authorizations from governmental authorities, necessary to conduct their business as it is now being conducted or proposed to be conducted and to own or lease their properties and assets as they are now owned or held under lease.

(b) Capitalization. On the date hereof, the authorized capital of the Company consists of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.02 per share (“Preferred Stock”). As of May 14, 2003 there were 96,620,858 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding. Schedule 3(b) sets forth all of the options, warrants and convertible securities of the Company, and any other rights to acquire securities of the Company (collectively, the “Derivative

Securities”) which are outstanding on the date hereof, including in each case: (i) the name and class of such Derivative Securities; and (ii) the number of shares of Common Stock into which such Derivative Securities are convertible as of the date hereof. All outstanding securities of the Company are validly issued, fully paid and nonassessable. No stockholder of the Company is entitled to any preemptive rights with respect to the purchase of or sale of any securities by the Company. Except as contemplated herein, none of the shares of capital stock of the Company are reserved for any purpose, other than the issuance upon exercise or conversion of the Derivative Securities, and the Company is neither subject to any obligation (contingent or otherwise), nor has any option, to repurchase or otherwise acquire or retire any shares of its capital stock.

(c) Issuance of the Shares. The Shares are duly authorized and, when issued for the Purchase Price, will be duly and validly issued, fully paid and non-assessable, will be free and clear of any liens imposed by or through the Company, will not be subject to preemptive rights and will not subject the holder thereof to personal liability by reason of being such a holder. There are currently no preemptive rights of any stockholder of the Company to acquire the Shares. The Shares underlying the Warrants are duly authorized and reserved for by the Company.

(d) Reporting Company Status. The Common Stock is registered under Section 12 of the Exchange Act. The Company files reports with the Commission pursuant to Section 12 and/or 15(d) of the Exchange Act. To the knowledge of the Company, the Company has duly filed all materials and documents required to be filed pursuant to all reporting obligations under either Section 13(a) or 15(d) of the Exchange Act. The Common Stock is listed and traded on The Nasdaq SmallCap Stock Market (“Nasdaq”).

(e) Legality. The Company has the requisite corporate power and authority to enter into each of the Transaction Documents and to issue and deliver the Shares and the Warrants.

(f) Due Execution. The Transaction Documents, and the transactions contemplated thereby, have been duly and validly authorized by the Company; the Transaction Documents have been duly executed and delivered by the Company and are each the legal, valid and binding agreement and obligation of the Company, enforceable in accordance with their respective terms, except to the extent that enforcement of such agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity.

(g) Non-contravention. The execution and delivery of the Transaction Documents, and the consummation by the Company of the transactions contemplated thereby, does not (i) result in a violation of either the Certificate of Incorporation or By-laws of the Company, or (ii) constitute a default under (or an event which with notice or lapse of time or both could become a default) or give to others any rights of termination, amendment or cancellation of, any material agreement, indenture or instrument to which the Company is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (foreign or domestic and including federal and state securities laws and regulations) applicable to the Company or by which any material property or asset of the Company is bound or affected other than any of the foregoing which would not have a Material Adverse Effect (as hereinafter defined). Except as set forth in Schedule 3(g), neither the filing of the registration statement required to be filed by the Company pursuant to the Registration Rights Agreement nor the offering or sale of the Shares, or shares underlying the Warrants, as contemplated by this Agreement gives rise to any rights, other than those which have been waived or satisfied on or prior to the date hereof, for or relating to the registration of any shares of the Common Stock.

(h) Approvals. Other than the filing of a Registration Statement with the Securities and Exchange Commission (the “SEC”), as contemplated by the Registration Rights Agreement, and the receipt by the Company of approval from the SEC for such Registration Statement to be declared effective, no authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the entry into or the performance of the Transaction Documents.

(i) SEC Documents, Financial Statements. Since September 1, 2002, the Company has filed all reports, schedules, forms and statements required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (hereinafter, the “SEC Documents”). As of their respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents were prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or year end accounting or audit adjustments or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries and results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(j) Undisclosed Liabilities. The Company has no material obligation or liability (whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due) arising out of transactions entered into at or prior to the Closing of this Agreement, or any action or inaction at or prior to the Closing of this Agreement, or any state of facts existing at or prior to the Closing of this Agreement, except (a) liabilities described in or reflected on the latest balance sheet included in the SEC Documents (the “Company Balance Sheet”), and (b) liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet.

(k) Absence of Certain Changes. Except as disclosed in the SEC Documents, since March 31, 2003, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (each, a “Material Adverse Effect”).

(l) Insurance. The Company and its subsidiaries maintain property and casualty, general liability, personal injury and other similar types of insurance that are reasonably adequate and consistent with industry standards and historical claims experience. The Company and its subsidiaries have not received notice from, and have no knowledge of any threat by, any insurer (that has issued any insurance policy to the Company or its subsidiaries) that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy covering the Company or any of its subsidiaries presently in force.

(m) Compliance with Law. To the knowledge of the Company, the Company and its subsidiaries have complied in all material respects with all applicable statutes and regulations of the United States and of all states, municipalities and applicable agencies and foreign jurisdictions or bodies in respect of the conduct of its business and operations, and the failure, if any, by the Company or its subsidiaries to have fully complied with any such statute or regulation has not resulted in a Material Adverse Effect.

(n) Brokerage Fees. Except as set forth on Schedule 3(n), the Company and its subsidiaries have not incurred any liability for any consulting fees or agent’s commissions in connection with the offer and sale of the Shares and the transactions contemplated by this Agreement.

4.    CERTAIN COVENANTS AND ACKNOWLEDGMENTS

(a) (a) Transfer Restrictions. Each of the Purchasers acknowledges that, except as provided in the Registration Rights Agreement, (i) none of the Shares or the Shares underlying Warrants have been, or are being, registered under the Securities Act, and such securities may not be transferred unless (A) subsequently registered thereunder or (B) they are transferred pursuant to an exemption from such registration; and (ii) any sale of the Shares or the Shares underlying Warrants made in reliance upon Rule 144 under the Securities Act may be made only in accordance with the terms of said Rule, accompanied by a legal opinion obtained by the Purchasers which is satisfactory to the Company’s legal counsel. The provisions of Section 4(a) and 4(b) hereof, together with the rights and obligations of the Purchasers under the Transaction Documents, shall be binding upon any subsequent transferees of the Shares or the Shares underlying Warrants.

(b) Restrictive Legend. Each of the Purchasers acknowledges and agrees that, until such time as the Shares shall have been registered under the Securities Act or such Purchaser demonstrates to the reasonable satisfaction of the Company and its legal counsel that such registration shall no longer be required, such Shares and Warrants shall bear a restrictive legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO

THE COMPANY THAT SUCH REGISTRATION SHALL NO LONGER BE REQUIRED.

(c) Filings. The Company undertakes and agrees that it will make all required filings in connection with the sale of such Shares and Warrants to the Purchasers, as required by United States laws and regulations, or by any domestic securities exchange or trading market, and if applicable, the filing of a notice on Form D (at such time and in such manner as required by the Rules and Regulations of the Commission), and to provide copies thereof to the Purchasers promptly after such filing or filings.

(d) NASDAQ Listing. The Company shall use reasonable efforts to promptly secure the listing of the Shares, and the Shares underlying the Warrants upon each national securities exchange or automated quotation system, if any, upon which the Common Stock is then listed. The Company further agrees and covenants that it will not seek to have the trading of its Common Stock on Nasdaq suspended or terminated, will use reasonable efforts to maintain its eligibility for trading on Nasdaq and, if such trading of its Common Stock is suspended or terminated, will use reasonable efforts to requalify its Common Stock or otherwise cause such trading to resume.

(e) Reporting Status. The Company shall timely file, or timely obtain extensions of time to file, all reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act and shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

(f) State Securities Filings. The Company shall from time to time promptly take such action as either the Purchasers or any of their representatives, if applicable, may reasonably request to qualify the Shares, and the Shares underlying the Warrants, if applicable, for offering and sale under the securities laws (other than United States federal securities laws) of the jurisdictions in the United States as shall be so identified to the Company, and to comply with such laws so as to permit the continuance of sales therein, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (f) be obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction.

5.    TRANSFER AGENT INSTRUCTIONS

The Company warrants that no instruction, other than the instructions referred to in this Section 5, prior to the registration and sale under the Securities Act of the Common Stock will be given by the Company to its transfer agent in respect of the Shares and that the Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement and applicable law. Nothing in this Section shall affect in any way the Purchasers’ obligations and agreement to comply with all applicable securities laws upon resale of the Shares. If a Purchaser provides the Company with an opinion of counsel reasonably satisfactory to the Company and its legal counsel that registration of a resale by the Purchaser of any of the Shares in accordance with Section 4(a) of this Agreement is not required under the Securities Act, the Company shall permit the transfer of the Shares and promptly instruct the Company’s transfer agent to issue one or more certificates for Common Stock without legend in such names and in such denominations as specified by the Purchaser.

6.	CONDITIONS TO THE COMPANY’S OBLIGATION TO ISSUE THE SHARES AND THE WARRANTS

Each Purchaser understands that the Company’s obligation to issue the Shares and the Warrants on the Closing Date to the Purchasers pursuant to this Agreement is conditioned upon the satisfaction by the Purchasers or the waiver by the Company of each of the following conditions:

(a) The accuracy on the Closing Date of the representations and warranties of the Purchasers contained in this Agreement, as if made on the Closing Date, and the performance by the Purchasers, on or before the Closing Date, of all covenants and agreements of the Purchasers required to be performed on or before the Closing Date.

(b) The absence or inapplicability of any and all laws, rules or regulations prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

(c) The Purchasers shall have executed each of the Transaction Documents and any and all ancillary documents thereto and delivered the same to the Company.

(d) The Purchasers shall have delivered the full Purchase Price in accordance with Section 1(a) above.

(g) The Company shall have received from the Purchasers such other certificates and documents as they or their representatives, if applicable, shall reasonably request, and all proceedings taken by the Purchasers in connection with the Transaction Documents contemplated by this Agreement and the other Transaction Documents and all documents and papers relating to such Transaction Documents shall be satisfactory to the Company.

7.	CONDITIONS TO THE PURCHASERS’ OBLIGATION TO PURCHASE THE SHARES AND THE WARRANTS

The Company understands that the Purchasers’ obligation to purchase the Shares and the Warrants on the Closing Date is conditioned upon the satisfaction by the Company or the waiver by the Purchasers of each of the following conditions:

(a) The accuracy on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date, and the performance by the Company, on or before the Closing Date, of all covenants and agreements of the Company required to be performed on or before the Closing Date.

(b) The Company shall have executed the Transaction Documents and any and all ancillary documents thereto and delivered same to the Purchasers.

(c) On the Closing Date, the Purchasers shall have received an opinion of counsel for the Company, dated the Closing Date.

(d) On the Closing Date, the Purchasers shall have received a certificate executed by the President or the Chief Executive Officer of the Company and by the Chief Financial Officer of the Company, stating that all of the representations and warranties of the Company set forth in the Transaction Documents are accurate as of the Closing Date and that the Company has performed all of its covenants and agreements required to be performed under the Transaction Documents on or before the Closing Date.

(e) The Purchasers shall have received an incumbency certificate, dated the Closing Date, for the officers of the Company executing this Agreement, and any other documents or instruments delivered in connection with the Transaction Documents at the Closing.

(f) The Purchasers shall have received a certificate of the Secretary of the Company, dated the Closing Date, as to the continued and valid existence of the Company, certifying the attached copy of the By-laws of the Company, the authorization of the execution, delivery and performance of the Transaction Documents, and the resolutions adopted by the Board of Directors of the Company authorizing the actions to be taken by the Company contemplated by the Transaction Documents.

(g) The Purchasers shall have received from the Company such other certificates and documents as they or their representatives, if applicable, shall reasonably request, and all proceedings taken by the Company in connection with the Transaction Documents contemplated by this Agreement and the other Transaction Documents and all documents and papers relating to such Transaction Documents shall be satisfactory to the Purchasers.

(h) No injunction, order, investigation, claim, action or proceeding before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order would restrain, impair or prevent the carrying out of this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby, declare unlawful the transactions contemplated by this Agreement or the other Transaction Documents or cause any such transaction to be rescinded.

(i) The Company shall have obtained in writing or made all consents, waivers, approvals, orders, permits, licenses and authorizations of, any registrations, declarations, notices to and filings and applications with, any governmental authority or any other person or entity (including, without limitation, securityholders and creditors of the Company) required to be obtained or made in order to enable the Company to observe and comply with all its obligations under this Agreement or the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.

8.    INDEMNIFICATION

(a) Indemnification of Purchasers by the Company.

The Company hereby agrees to indemnify and hold harmless each of the Purchasers, their affiliates and their respective officers, managers, members, directors, partners, shareholders, employees and members (collectively, the “Buyer Indemnitees”), from and against any and all losses, claims, damages, judgments, penalties, liabilities and deficiencies (collectively, “Losses”), and agrees to reimburse the Buyer Indemnitees for all out-of-pocket expenses (including the fees and expenses of legal counsel), in each case promptly as incurred by the Buyer Indemnitees and to the extent arising out of or in connection with:

(i)	a material misrepresentation, omission of fact or breach of any of the Company’s representations, warranties or covenants contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement; or

(ii)	a material failure by the Company to perform any of its covenants, agreements, undertakings or obligations set forth in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement.

(b) Indemnification of the Company by Purchasers.

Each of the Purchasers hereby severally agrees to indemnify and hold harmless the Company, its affiliates and their respective officers, directors, partners and members (collectively, the “Company Indemnitees”), from and against any and all Losses, and agrees to reimburse the Company Indemnitees for all out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), to the extent arising out of or in connection with any breach of any of such Purchaser’s representations, warranties or covenants contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by such Purchaser pursuant to this Agreement.

(c) Third Party Claims.

Promptly after receipt by either party hereto seeking indemnification pursuant to this Section 8 (an “Indemnified Party”) of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a “Claim”), the Indemnified Party promptly shall notify the party against whom indemnification pursuant to this Section 8 is being sought (the “Indemnifying Party”) of the commencement thereof; but the omission to so notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced and forfeits substantive rights and defenses by reason of such failure. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) the Indemnified Party and the Indemnifying Party reasonably shall have concluded that representation of the Indemnified Party by the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (x), (y) or (z) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld) settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

(d) Notwithstanding anything to the contrary in this Agreement, the aggregate payments for indemnification (including the reasonable fees and expenses of legal counsel) made by the Company to the Purchaser pursuant to this Section 9 with respect to any Loss, Claim, or series of Losses or Claims, shall not exceed the Purchase Price.

(e) Notwithstanding Section 13(b) of this Agreement, the indemnification described in Section 9 shall be the sole and exclusive remedy for any inaccuracy or breach of any representation or warranty, condition, or covenant made in this Agreement or in the Transaction Documents.

9.    EXPENSES

(a) The Company covenants and agrees with the Purchasers that the Company shall pay or cause to be paid the following: (i) all expenses in connection with registration or qualification of the Shares and the shares underlying the Warrants, for offering and sale under federal securities laws, and state securities laws; and (ii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section, including the fees and disbursements of the Company’s counsel, accountants and other professional advisors, if any.

(b) Other than as set forth in Section 10(a) above, each of the parties hereto agree that they shall each be responsible for and pay their own expenses and fees, including all legal, accounting and other professional fees, associated with the transactions contemplated by Transaction Documents.

10.    SURVIVAL

The representations and warranties of the Company and the Purchasers shall survive the Closing for a period of one year and thereafter shall be of no force or effect. The agreements and covenants of the Company and the Purchasers, including indemnification obligations under Section 9, shall survive the execution and delivery of this Agreement and the delivery of the Shares hereunder until the Company has satisfied in full its obligations under the terms of the Registration Rights Agreement; provided that, any claim for indemnification for a breach of a representation or warranty must be made prior to the first anniversary of the Closing Date.

11.    MISCELLANEOUS

(a) Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York, without giving effect to conflicts of laws issues. Each of the parties submits to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement or any of the transactions contemplated hereby, and hereby waives, to the maximum extent permitted by law, any objection, including any objections based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

(b) Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original.

(c) Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or unenforceability of this Agreement in any other jurisdiction.

(e) Successors. This Agreement shall inure to the benefit of, and be binding upon the successors and assigns of each of the parties hereto.

(f) Amendments. This Agreement may be amended only by an instrument in writing signed by the parties hereto.

(g) Merger. This Agreement, together with the other Transaction Documents,

supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

(h) Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be effective upon personal delivery, via facsimile (upon receipt of confirmation of error-free transmission) or two business days following deposit of such notice with an internationally recognized courier service, with postage prepaid and addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by five days advance written notice to each of the other parties hereto.

Company:	Acclaim Entertainment, Inc. One Acclaim Plaza Glen Cove, New York 11542 ATTENTION: Gerard Agoglia Chief Financial Officer
	Tel.:	(516) 656-5000
	Fax:	(516) 656-2039

with a copy to: Acclaim Entertainment, Inc. One Acclaim Plaza Glen Cove, New York 11542 ATTENTION: Edward M. Slezak Vice President, Corporate Counsel
	Tel.:	(516) 656-5000
	Fax:	(516) 656-2045

Purchasers:	[Insert Contact Information as per Purchasers]

12.    NON-DISCLOSURE.

(a) The Purchasers acknowledge that the Company is a publicly-listed company and, as such, is subject to strict regulation governing the disclosure of information relating to corporate transactions. Except as required by law, without the prior written consent of the Company, the Purchasers will not directly or indirectly, make any public comment, statement or communication to any individual or entity with respect to, or otherwise disclose the existence of discussions regarding a possible transaction between the parties or any of the terms, conditions, or other aspects of this Agreement until such time as the transaction is completed, or any confidential information provided by the Company to the Purchasers. Further, the Purchasers acknowledge that they may not trade in the securities of the Company when they are in possession of material, non-public information and that they agree that they will not do so. The Purchasers will not use any confidential information provided by Company to the Purchasers for any purpose other than evaluating an investment by the Purchasers in the Shares. Confidential

Information shall include all non-public information provided by the Company to the Purchasers, but shall not include information that (a) is now or subsequently becomes generally available to the public through no wrongful act or omission of the Purchasers, (b) the Purchasers can demonstrate to have had rightfully in their possession prior to disclosure to the Purchasers by the Company, and (c) the Purchasers rightfully obtain from a third party who has the right to transfer or disclose it. If the Purchasers are required by law, based on an opinion provided by the Purchasers’ counsel, to make any such disclosure, they shall first provide to the Company the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

(b) The Company and the Purchasers each recognize that in the event that any party fails to perform, observe, or discharge any or all of its obligations under this Section 13, any remedy at law may prove to be inadequate relief to the aggrieved party. The Company and the Purchasers therefore agree that an aggrieved party under this Section 13, if such party so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

IN WITNESS WHEREOF, this Investment Agreement has been duly executed by each of the undersigned.

COMPANY: ACCLAIM ENTERTAINMENT, INC.

By:
Name:
Title:

PURCHASER:

By:
Name:
Title:

PURCHASER:

By:
Name:
Title:

SCHEDULE 1

Name of Purchaser	Number of Shares	Dollar Amount

SCHEDULE 3(b)

Outstanding Derivative Securities and Related Registration Rights

Schedule 3(g)

Schedule 3(n)